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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                 August 22, 2002
                        (Date of earliest event reported)

                                   ONEOK, Inc.
             (Exact name of registrant as specified in its charter)



         Oklahoma                  001-13643                    73-1520922
(State or other jurisdiction      (Commission                  (IRS Employer
       of incorporation)          File Number)               Identification No.)

                        100 West Fifth Street; Tulsa, OK
                    (Address of principal executive offices)

                                      74103
                                   (Zip code)

                                 (918) 588-7000
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

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Item 5. Other Events and Regulation FD Disclosure

        On August 22, 2002 ONEOK, Inc. (the "Company") announced that it will not purchase Westar Industries, Inc.'s 42.5 percent stake in the Company. Westar Industries, Inc., a wholly owned subsidiary of Westar Energy, Inc. (formerly known as Western Resources, Inc.), offered the stake to the Company on May 30, 2002 under the terms of Westar's Shareholder Agreement with the Company. Westar's equity holdings in the Company consist of approximately 4.7 million shares of common stock and 19.9 million shares of series A convertible preferred stock, which Westar acquired in 1997 as consideration for the Company's purchase of Westar's gas distribution assets in Kansas.

        Following Westar's sale notice, the Company had 90 days, until August 28, 2002, to make a decision whether to purchase all the shares at the $21.77 per share price contained in the sale notice for a total price of approximately $971.1 million. The total price of $971.1 million is derived from a calculation which doubles the number of convertible preferred shares to reflect the previous two-for-one split in the Company's common stock, making the total number of shares for calculation purposes 44.6 million shares. Because the Company will not be purchasing the shares, Westar has until September 30, 2003 to complete a sale. However, throughout this period, the Shareholder Agreement, which includes various standstill and other arrangements applicable to Westar, will remain in effect.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)     Financial Statements of Businesses Acquired
               Not applicable.

(b)     ProForma Financial Information
              Not applicable.

(c)     Exhibits
              99.1  Press Release Issued by ONEOK, Inc. dated August 22, 2002.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                ONEOK, Inc.

Date: August 23, 2002                           By: /s/ Jim Kneale
                                                   -----------------------------
                                                Jim Kneale
                                                Senior Vice President, Treasurer
                                                and Chief Financial Officer
                                                (Principal Financial Officer)

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